Exhibit 10.1

May 13, 2015

Genentech, Inc.

1 DNA Way

South San Francisco

California, USA 94080

Re:

Collaborative Research and License Agreement between Xenon Pharmaceuticals Inc. (“Xenon”) and Genentech, Inc. (“GNE”) together with F. Hoffmann-La-Roche Ltd (“Roche”) (GNE and Roche, collectively, “Genentech”), made as of December 22, 2011, as amended (the “Agreement”)

Attention:Kate Skrable, Alliance Management

Dear Kate,

Further to our recent discussions and in accordance with Section 16.14 of the Agreement, and in consideration of the premises and mutual covenants contained herein, Xenon and Genentech agree as follows:

1.This amendment to the Agreement shall hereinafter be referred to as the “Letter Amendment #4.”  Except as specifically defined below, capitalized terms used in this Letter Amendment #4 shall have the same meaning as ascribed to such terms in the Agreement.

2.	DEFINITIONS. For purposes of this Letter Amendment #4:

“Field” means treating the following diseases by modulating NaV1.6: epilepsy, including Dravet Syndrome.

“NaV1.6” means the voltage gated sodium channel polypeptide of the SCN8A gene, having the sequence described in Schedule A-1 hereto and mutant and splice variants thereof, provided in any case, NaV1.6 shall exclude NaV1.7.

“NaV1.6 Modulator(s)” means a [†].

“NaV1.6 IP” means Intellectual Property conceived, identified, or first made by Xenon (either alone, jointly with any Third Parties and/or by any Third Parties on behalf of Xenon) as a result of conducting any research activities under the NaV1.6 Research Program.  For clarity, Xenon Collaboration IP and Post-Research Term IP exclude NaV1.6 IP. NaV1.6 IP does not include Intellectual Property that was owned or controlled by a Third Party prior to the date of a Change of Control Event involving such Third Party and Xenon, provided that such Third Party Intellectual Property was conceived, identified, or first made independently from Xenon.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION“NaV1.6 Research Program” means those research and discovery activities conducted by Xenon (either alone, jointly with any Third Parties and/or by any Third Parties on behalf of

Xenon) outside the Research Program that are directed toward the identification, design, synthesis, discovery and optimization of NaV1.6 Modulators.

“Other Compound” means a Compound that Xenon conceived, identified or first made (either alone, jointly with any Third Parties and/or by any Third Parties on behalf or Xenon) (i) during the course of conducting a NaV1.6 Research Program, and (ii) through the exercise of the license granted in paragraph 6(a) below, (iii) that is not otherwise a Collaboration Compound and (iv) was not conceived, identified or first made by Genentech prior to the date Xenon conceived, identified or first made such Compound.

“Xenon Research Data” means the data, results and information that are specifically set forth under paragraph 4(a) below, if and to the extent that the foregoing is generated by Xenon (either alone, jointly with any Third Parties and/or by any Third Parties on behalf of Xenon) in the course of conducting the NaV1.6 Research Program from [†] until the date that the [†] expires under the Agreement.

3.XENON NAV1.6 RESEARCH PROGRAM.  Further to the discussions of the JRC in its meeting of [†] regarding Xenon’s interest to conduct a NaV1.6 Research Program in the Field outside of the Research Program and outside the Agreement and GNE’s support of Xenon’s interest to conduct such a NaV1.6 Research Program, and notwithstanding anything to the contrary in the Agreement including without limitation the Exclusivity provision set forth under Section 3.8 of the Agreement, for good and valuation consideration the sufficiency and receipt thereof which is specifically acknowledged by each Party hereto, the Parties have agreed to enter into this Letter Amendment #4, and specifically agree to the terms set out herein.

4.	DISCLOSURE AND USE OF DATA.
a.

Xenon shall disclose to the JRC or a member of the JRC designated by Genentech (or, following the dissolution of the JRC, such former JRC member as is then-designated by Genentech) and a Genentech Alliance Manager designated by Genentech the following Xenon Research Data:

•	[†]
•	NaV1.6 [†]
•	NaV1.6 [†]
•	[†]
•	[†].
b.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSIONDuring and after the Research Term, Xenon shall disclose the above-noted Xenon Research Data to Genentech on a regular basis as generated, but in no event less often than [†] (unless otherwise agreed), in a format similar to that which analogous information respecting Collaboration Compounds is exchanged between the Parties under the Agreement during the Research Term.  Xenon is responsible for [†] relating to the generation of such Xenon Research Data and the disclosure of same to Genentech.  All Xenon Research Data (to the extent that it is specific to Compounds or related to NaV1.7) shall be held and maintained as

Confidential Information of each party in accordance with Article 11 of the Agreement, subject to the license grant to Genentech under paragraph 6(c) herein.  All Xenon Research Data (to the extent that it is not specific to Compounds nor related to NaV1.7) shall be held and maintained as Confidential Information of Xenon in accordance with Article 11 of the Agreement, subject to the license grant to Genentech under paragraph 6(c)(iii) below.

5.

MILESTONES AND ROYALTIES.  For purposes of calculating milestone and royalty payments pursuant to Article 7 and Article 8 of the Agreement and paragraph 6(c)(i) below, all Other Compounds and products containing Other Compounds shall be deemed to be SMC Licensed Products containing Collaboration Compounds to which the following terms of the Agreement are applicable:

a.	clause (a) of the SMC Milestone Product definition, and
b.

clause (a) of the SMC Royalty Products definition, if such Other Compound is Covered by a Valid Claim in a Patent Right within NaV1.6 IP, and regardless of whether any such Other Compound is conceived, identified or first made during the Research Term, during the [†], or after the [†].  For clarity no milestone and royalty payment shall be due on Other Compounds and products containing Other Compounds, other than as set forth under this paragraph 5.

6.	LICENSES AND RIGHTS OF FIRST NEGOTIATION.
a.	Research License to Xenon.

Effective as of [†], Genentech hereby:

i.	grants-back to Xenon under Licensed IP (to the extent exclusively licensed to Genentech pursuant to Section 9.1 of the Agreement); and
ii.	grants to Xenon under Genentech Collaboration IP,

a royalty-free, non-exclusive, fully paid, revocable, perpetual, world-wide license under such Licensed IP and/or Genentech Collaboration IP that is necessary or useful to make and use (but not to sell, or offer for sale) NaV1.6 Modulators under the NaV1.6 Research Program in the Field.

The license granted in this paragraph 6(a) is and shall be revocable at Genentech’s sole discretion, upon delivery of ninety (90) days prior written notice to Xenon at any time after the third (3rd) year anniversary of the date of this Letter Agreement #4.  In the event of uncured material breach (pursuant to Section 12.4) of Xenon’s obligations or duties under the Letter Amendment #4, Genentech may terminate the license granted in this paragraph 6(a) at any time following the date set forth on page 1 of Letter Amendment #4.  Nothing in the foregoing shall waive or otherwise alter Genentech’s right to terminate the Agreement pursuant to Section 12.3(a)(i).

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSIONFor clarity, the terms “make and use” referenced in this paragraph 6(a) include, without limitation, “research, identify, design, synthesize, discover, import and export.” The rights granted by this paragraph 6(a) may be exercised by Third Parties conducting research, identification, design, synthesis or discovery activities with or on behalf of Xenon under the NaV1.6 Research Program (hereinafter referred to as “Xenon CROs”).

The Parties further agree that notwithstanding s 3.8(a)(ii) of the Agreement:

•

Xenon may transfer Collaboration Compounds to Xenon CROs, solely for purposes its NaV1.6 Research Program provided that the JRC (or, following the dissolution of the JRC, such former JRC member as is then-designated by Genentech) and a Genentech Alliance Manager designated by Genentech has first approved such transfer; and

•	The JRC (or, following the dissolution of the JRC, such former JRC member as is then-designated by Genentech) has the authority to approve, on behalf of Genentech, [†].
b.

Xenon Right of First Negotiation for NaV1.6 Commercialization License. Genentech also grants to Xenon a right of first negotiation to obtain an exclusive, world-wide license, with the right to grant and authorize sublicenses, under the Licensed IP (to the extent exclusively licensed to Genentech pursuant to Section 9.1 of the Agreement) and/or under the Genentech Collaboration IP, to offer to sell, and sell, and import NaV1.6 Modulators to treat any disease in the Field (the “NaV1.6 Commercialization License”).

Xenon may exercise the foregoing right by providing written notice to Genentech at any time within [†] from the date of this Letter Agreement #4.  Following receipt by Genentech of such written notice, the Parties shall enter into good faith negotiations for the NaV1.6 Commercialization License.  Such NaV1.6 Commercialization License shall be on terms that are [†] under the circumstances.  The total compensation for such license shall not exceed [†].  In the event that:

i.the Parties do not reach mutual agreement on a definitive NaV1.6 Commercialization License within [†] following the receipt of the notice by Genentech:

A.

the NaV1.6 Commercialization License shall provide for [†] coordination and decision making by Genentech in consultation with Xenon, with respect to (x) Prosecution and enforcement of Patent Rights that are the subject of the NaV1.6 Commercialization License; and (y) any Development and Commercialization of such NaV1.6 Modulators by Xenon, to the extent that such Development and Commercialization of NaV1.6 Modulators impose a material risk [†] to the Development or Commercialization of Licensed Products that Genentech is actively Developing or Commercializing, including, without limitation, potential patient safety or action by a Regulatory Authority; and

B.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSIONthe provisions within the NaV1.6 Commercialization License that have not yet been agreed shall be settled first in accordance with Section 13.1 of the Agreement and, if necessary, by [†] (as defined in the Agreement)

provided that the resulting terms shall be reasonably consistent with clause (i) above.

ii.The Right of First Negotiation set forth in this paragraph 6(b) shall expire [†] from the date of this Letter Agreement, or until such time that Xenon gives notice to Genentech that Xenon is not interested in pursuing a NaV1.6 Commercialization License, whichever comes first.

c.	License to Genentech: Xenon hereby grants to Genentech, to the extent not exclusively licensed to Genentech under the Agreement (in which case the Agreement terms shall prevail):

i.under NaV1.6 IP, an exclusive, world-wide license to make, use, sell, offer for sale and import Other Compounds and Licensed Products containing Other Compounds, for all uses other than for uses in the Field; and

ii.under the NaV1.6 IP, a royalty-free, exclusive, fully paid, perpetual, world-wide license to make, use, sell, offer for sale and import Compounds (excluding Other Compounds) and Licensed Products containing Compounds (excluding Other Compounds), for all uses; and

iii.the right to grant sublicenses to Third Parties of its licensed rights under subparagraph 6(c)(i) and 6(c)(ii) above [†], such sublicense rights to be subject to the same terms and conditions, mutatis mutandis, as are set forth in Sections 9.3 and 9.4 of the Agreement.

7.RIGHT OF FIRST NEGOTIATION FOR DEVELOPING AND COMMERCIALIZING XENON’S NAV 1.6 MODULATORS.

a.

During the Term of the Agreement (the “Option Period”), Xenon hereby grants to Genentech (and its Affiliates) a right of first negotiation to enter into a drug research and development collaboration with Xenon directed to NaV1.6 Modulators (the “Genentech ROFN”).

b.

If at any time during the Option Period, (i) Xenon receives a bona fide written offer from a Third Party expressing such Third Party’s interest in negotiating a collaboration agreement for the research, development and commercialization of NaV1.6 Modulators, and Xenon has advised such Third Party that it is prepared to negotiate the terms of such an agreement, or (ii) the Board of Directors of Xenon have directed Xenon management to pursue a partner for its NaV1.6 Research Program, Xenon will deliver to Genentech written notice of Xenon’s interest in negotiating a drug research and development collaboration agreement directed to NaV1.6 Modulators (“ROFN Exercise Notice”).

c.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSIONWithin the [†] following Genentech’s receipt of a ROFN Exercise Notice (the “Term Sheet Finalization Period”), the Parties shall diligently and in good faith negotiate and finalize a mutually-agreed, non-binding term sheet.  Such term sheet shall set forth the terms and conditions of a drug research and development collaboration agreement for the research, development and commercialization of therapeutic product(s) directed to NaV1.6 Modulators for the treatment of any disease in the Field (the “Proposed Transaction”).

d.

During the [†] following the execution by the Parties of the non-binding term sheet, if any, described in paragraph 7(c) above (the “License Finalization Period”), Xenon and Genentech shall in good faith negotiate the terms and conditions of a definitive and binding agreement for the Proposed Transaction.

e.

During the Option Period, Term Sheet Finalization Period and the License Finalization Period, except as set forth in paragraph 7(f) below, Xenon shall not enter into any agreement with, or enter into any discussions, with any Third Party regarding the applicable Proposed Transaction or solicit or knowingly encourage any Third Party to submit any proposal for the Proposed Transaction.

f.

If (A) Genentech and Xenon fail to reach a mutual agreement upon the terms and conditions of a term sheet during the Term Sheet Finalization Period, or fail to agree upon the terms and conditions of the definitive agreement for the Proposed Transaction during the License Finalization Period or (B) Genentech gives notice to Xenon that Genentech is not interested in pursuing a Proposed Transaction, Xenon shall be free to enter into discussions with Third Parties and/or negotiate and conclude a definitive agreement with any Third Party for the Proposed Transaction within the subsequent [†] period.  In the event Xenon does not enter into a definitive agreement with a Third Party for a Proposed Transaction within such [†] period, Xenon shall notify Genentech in the event that the events described in (i) or (ii) of Section 7 (b) occur again during the remainder of the Option Period, Xenon shall again provide Genentech with a ROFN Exercise Notice and the process described in this Section 7 shall apply to the new Proposed Transaction.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY

All NaV1.6 IP (including without limitation Xenon Research Data and Other Compounds) is owned solely by Xenon.

9.	PATENT FILING AND PROSECUTION.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSIONNaV1.6 Research Program.  Should Xenon wish to file a patent application for NaV1.6 IP (“NaV1.6 Patent Filing”) Xenon shall inform in writing to an individual designated in writing by Genentech (e.g., Genentech’s outside counsel) of its intention to file such application and in confidence shall specify with particularity the subject matter of the application, including for composition of matter applications directed to new small molecule compounds [†] disclosed in the application.  Genentech shall have [†] from the receipt of such notification by such an individual designated by Genentech to inform Xenon’s Alliance Manager in writing as to whether Genentech wishes to coordinate with Xenon on the filing of the NaV1.6 Patent Filing with a filing of a patent application related to Compounds.  Upon such notification by Genentech, the Parties shall coordinate and cooperate in good faith to ensure the disclosure and timing of any such NaV1.6 Patent Filing would not adversely affect the validity of claims in (i) any Patent Rights covering Compounds that are being Prosecuted by Genentech and/or (ii) any Patent Rights covering Compounds that Genentech reasonably anticipates Prosecuting following such notification by Genentech (each (i) and (ii) hereinafter referred to as “Genentech Compound Patents”), provided that, such process of coordination and cooperation shall not delay the filing of Xenon’s NaV1.6 Patent Filing for a timeframe greater than [†] following receipt of Genentech’s notification that it wishes to coordinate with Xenon on such filing.  Thereafter, during the further Prosecution of NaV1.6 Patent Filings, Xenon shall not and shall not permit any Third Party on its behalf to cite or characterize (i) Xenon Background Patent Rights, (ii) Genentech Background Patent Rights, (iii) Patent Rights comprised in Collaboration IP, or (iv) Patent Rights covering Compounds developed independently by Genentech, in such Prosecution of NaV1.6 IP Patent Filings without Genentech’s prior review, comment, and written permission, provided that such comments by Genentech shall be promptly delivered to Xenon’s Alliance Manager, and further provided that such written permission by Genentech will not be withheld or delayed except in circumstances where such citation or characterization would adversely affect the validity of claims of Genentech Compound Patents, in which case the Parties will enter into good faith discussions respecting the NaV1.6 IP Patent Filing(s) at issue, and will devote [†] efforts to finding a [†] compromise that would allow Xenon to continue its Prosecution of such NaV1.6 Patent Filing(s).

10.	GENERAL
a.	In the event of a conflict between the terms of this Letter Amendment #4 and the terms of the Agreement, the terms of the Agreement shall prevail.
b.	Except as specifically provided above in this Letter Amendment #4, the Agreement remains in full force and effect, unamended.
c.

Any rights and obligations of the Parties set out in this Letter Amendment #4 which, from the context hereof, are intended to survive any termination or expiration of the Agreement, including those rights and obligations set out in paragraph 5 above, shall survive any such termination or expiration.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

By the signatures below, the Parties have caused this Letter Amendment #4 to be executed by their respective duly authorized officers to be effective as of [†].

Sincerely,

XENON PHARMACEUTICALS INC.

By:/s/ Simon Pimstone

Simon Pimstone

President & CEO

GENETECH, INC

By: /s/ James Sabry

Name: James Sabry

Title: SVP

F. HOFFMAN-LA ROCHE LTD

By: /s/ Stefan Arnold/s/ Dr. Melanie Frey Wick

Name: Stefan ArnoldDr. Melanie Frey Wick

Title: Head Legal PharmaAuthorized Signatory

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

Schedule A-1

NaV1.6

NCBI LOCUSAAD157891980 aa

DEFINITION voltage-gated sodium channel alpha subunit [Homo sapiens].

NCBI ACCESSIONAAD15789

VERSIONAAD15789.1GI:4321647

Nav1.6 SCN8A AMINO ACID SEQ

1	maarllappg	pdsfkpftpe	slanierria	esklkkppka	dgshredded	skpkpnsdle
61	agkslpfiyg	dipqglvavp	ledfdpyylt	qktfvvinrg	ktlfrfsatp	alyilspfnl
121	irriaikili	hslfsmiimc	tiltncvfmt	fsnppdwskn	veytftgiyt	feslvkiiar
181	gfcidgftfl	rdpwnwldfs	vimmayvtef	vdlgnvsalr	tfrvlralkt	isvipglkti
241	vgaliqsvkk	lsdvmiltvf	clsvfaligl	qlfmgnlrnk	cvvwpinfne	sylengtkgf
301	dweeyinnkt	nfytvpgmle	pllcgnssda	gqcpegyqcm	kagrnpnygy	tsfdtfswaf
361	lalfrlmtqd	ywenlyqltl	raagktymif	fvlvifvgsf	ylvnlilavv	amayeeqnqa
421	tleeaeqkea	efkamleqlk	kqqeeagaaa	matsagtvse	daieeegeeg	ggsprsssei
481	sklssksake	rrnrrkkrkq	kelsegeekg	dpekvfkses	edgmrrkafr	lpdnrigrkf
541	simnqsllsi	pgspflsrhn	skssifsfrg	pgrfrdpgse	nefaddehst	veesegrrds
601	lfipirarer	rssysgysgy	sqgsrssrif	pslrrsvkrn	stvdcngvvs	liggpgshig
661	grllpeatte	veikkkgpgs	llvsmdglas	ygrkdrinsi	msvvtntive	eleesqrkcp
721	pcwykfantf	liwechpywi	klkeivnliv	mdpfvdlait	icivintlfm	amehhpmtpq
781	fehvlavgnl	vftgiftaem	flkliamdpy	yyfqegwnif	dgfivslslm	elsladvegl
841	svlrsfrllr	vfklakswpt	lnmlikiign	svgalgnitl	vlaiivfifa	vvgmqlfgks
901	ykecvckinq	dcelprwhmh	dffhsflivf	rvlcgewiet	mwdcmevagq	amclivfmmv
961	mvignlvvln	lflalllssf	sadnlaatdd	dgemnnlqis	virikkgvaw	tklkvhafmq
1021	ahfkgreade	vkpldelyek	kancianhtg	adihrngdfq	kngngttsgi	gssvekyiid
1081	edhmsfinnp	nitvrvpiav	gesdfenlnt	edvssesdpe	gskdklddts	ssegstidik
1141	peveevpveq	peeyldpdac	ftegcvqrfk	ccqvnieegl	gkswwilrkt	cflivehnwf
1201	etfiifmill	ssgalafedi	yieqrktirt	ileyadkvft	yifilemllk	wtaygfvkff
1261	tnawcwldfl	ivayslvsli	analgyselg	aikslrtlra	lrplralsrf	egmrvvvnal
1321	vgaipsimnv	llvclifwli	fsimgvnlfa	gkyhycfnet	seirfeiedv	nnkteceklm
1381	egnnteirwk	nvkinfdnvg	agylallqva	tfkgwmdimy	aavdsrkpde	qpkyedniym
1441	yiyfiifiif	gsfftlnlfi	gviidnfnqq	kkkfggqdif	mteeqkkyyn	amkklgskkp
1501	qkpiprpink	iqgivfdfit	qqafdivimm	liclnmvtmm	vetdtqskqm	enilywinlv
1561	fvifftcecv	lkmfalrhyy	ftigwnifdf	vvvilsivgm	fladiiekyf	vsptlfrvir
1621	larigrilrl	ikgakgirtl	lfalmmslpa	lfniglllfl	vmfifsifgm	snfayvkhea
1681	giddmfnfet	fgnsmiclfq	ittsagwdgl	llpilnrppd	csldkehpgs	gfkgdcgnps
1741	vgifffvsyi	iisflivvnm	yiaiilenfs	vateesadpl	seddfetfye	iwekfdpdat
1801	qfieycklad	fadalehplr	vpkpntieli	amdlpmvsgd	rihcldilfa	ftkrvlgdsg
1861	eldilrqqme	erfvasnpsk	vsyepitttl	rrkqeevsav	vlqrayrghl	arrgfickkt
1921	tsnklenggt	hrekkestps	taslpsydsv	tkpekekqqr	aeegrrerak	rqkevreskc